                    Merrill Lynch Investment Partners Inc.






                              [LOGO APPEARS HERE]






                                 ML Principal
                                Protection L.P.






                         Monthly Statement August 1998
                         -----------------------------

                            [LOGO OF MERRILL LYNCH]

                         ML Principal Protection L.P.

The Net Asset Value ("NAV") of ML Principal Protection L.P. (the "Fund") increased during August. Please see the accompanying summary financial information for the NAV of your series of Units.

                         -----------------------------

                               1998 Year-to-Date
                         Gross Total Trading Results*
                               Through August 31


Agriculture                            $125,136
Currencies                              460,132
Energy                                 (878,328)
Financial Instruments                 3,693,926
Metals                               (1,032,822)
Stock Indices                           625,544
                                    -----------
Total                               $ 2,993,588

*Before deduction of any fees and charges


FOR THE EXCLUSIVE USE OF INVESTORS IN ML PRINCIPAL PROTECTION L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY A CURRENT PROSPECTUS, AS SUPPLEMENTED, TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.

                         ML Principal Protection L.P.
                                August 31, 1998
                             Statement of Changes
                              in Net Asset Value


Net Asset Value (909,317.37 Units) at
  July 31, 1998                                          $ 92,607,415
July Redemption Adjustment of 5,500.00 Units                 (541,805)
Net Income/(Loss) for August 1998                           4,444,457
Redemptions of 35,133.20 Units                             (3,744,867)
                                                         ------------
Net Asset Value (868,684.17 Units) at
  August 31, 1998                                        $ 92,765,200
                                                         ============
Net Asset Value at August 31, 1998:
          Series A Units                                 $     116.00*
                                                         ============
          Series B Units                                 $     111.14*
                                                         ============
          Series C Units                                 $     106.31*
                                                         ============
          Series D Units                                 $     108.48*
                                                         ============
          Series E Units                                 $     111.52*
                                                         ============
          Series F Units                                 $     106.16*
                                                         ============
          Series G Units                                 $     104.90*
                                                         ============
          Series H Units                                 $     105.00*
                                                         ============
          Series K Units                                 $     106.59
                                                         ============
          Series L Units                                 $     103.83
                                                         ============
          Series M Units                                 $     105.35
                                                         ============
          Series N Units                                 $     101.58
                                                         ============
          Series O Units                                 $     101.90
                                                         ============
          Series P Units                                 $     104.03
                                                         ============

* The Net Asset Value per Unit does not include the annual distributions paid to Unitholders.
==============================================================================
                       Statement of Income/(Loss)

                                                     August
                                                     ------
Revenues
  Realized Profit/(Loss)                           $1,411,367
  Change in Unrealized Profit/(Loss)                3,413,034
                                                   ----------
Total Trading Results                               4,824,401
  Interest Income                                     443,402
                                                   ----------
Total Revenues                                      5,267,803

Expenses:
  Brokerage Commissions                               542,764
  Administrative Fees                                  15,508
  Allocation of New Profit Share                      217,582
                                                   ----------
Total Expenses                                        775,854
                                                   ----------
Net Income/(Loss) Before Minority Interest          4,491,949
                                                   ----------
  Minority Interest                                   (47,492)
                                                   ----------
Net Income/(Loss)                                  $4,444,457
                                                   ==========

To the best of the knowledge and belief of the undersigned the information contained in this report is accurate and complete.


                                      /s/ Jo Ann Di Dario
                                      Jo Ann Di Dario
                                      Chief Financial Officer
                                      Merrill Lynch Investment Partners Inc.







                             Please notify the following of any address changes:
                             Merrill Lynch Investment Partners Inc.
                             Merrill Lynch World Headquarters
                             South Tower
                             World Financial Center
                             New York, New York 10080-6106
                             1-800-765-0995